Exhibit 10.1

November 14, 2014

David F. DeVoe

Senior Advisor

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY 10036

Dear Dave:

This letter agreement (the “Letter Agreement”) is intended to constitute a formal binding modification to your agreement dated as of November 15, 2004, with 21st Century Fox America, Inc. (formerly known as News America Incorporated) (“21CFA”), a wholly owned subsidiary of Twenty-First Century Fox, Inc. (formerly known as News Corporation), as amended on December 16, 2008, as further amended on August 2, 2010 and as further amended as of July 1, 2013 (the “Agreement”) and shall confirm the terms and conditions which will apply to your Agreement as from November 15, 2014. Except as provided herein, the letter agreement between you and News Corporation dated August 2, 2010 regarding the annual bonus and long-term incentive awards (the “Annual Bonus and LTIP Letter Agreement”) shall remain applicable pursuant to its terms. Capitalized terms used in this letter and not defined shall have the meanings given such terms in the Agreement or Annual Bonus and LTIP Letter Agreement, as applicable.

21CFA and you agree that the Agreement is hereby amended as follows:

1. Section 2 of the Agreement, as amended, states that the Term of Employment shall mean the period from November 15, 2004 through November 14, 2014. 21CFA and you hereby agree to extend to the Term of Employment such that the Term of Employment shall mean the period through December 31, 2015.

2. 21CFA and you hereby agree that your Base Salary shall be at an annual rate of $1,000,000 to be paid in the same manner as other senior executives of 21CFA are paid.

3. All references in the Agreement to “News America Incorporated” or “NAI” shall be amended to be references to 21CFA.

For purposes of the Agreement and the Annual Bonus and LTIP Letter Agreement, 21CFA and you hereby agree that you shall be entitled to receive the pro rata portion of the Annual Bonus you would have earned for fiscal 2015 had the Agreement expired on November 14, 2014 based on your target opportunity and payable as soon as practicable after November 14, 2014, and you shall not be entitled to receive any additional Annual Bonus for fiscal 2015 or fiscal 2016. Further, beginning November 15, 2014, you shall no longer be entitled to a “minimum annual bonus” (as defined in the Agreement) as compensation upon any type of termination.

You shall be eligible to receive a Performance-Based LTIP award for the fiscal 2015-2017 performance period with a target of $2.5 million, which shall be awarded under the 2013 Long Term Incentive Plan, pursuant to the Annual Bonus and LTIP Letter Agreement, and you shall not be eligible to receive a Performance-Based LTIP award for any subsequent performance periods. This Letter Agreement shall not affect any other provision of the Agreement or the Annual Bonus and LTIP Letter Agreement.

By counter-signing this Letter Agreement, you acknowledge and agree to be bound by the terms hereof.

Sincerely,

21ST CENTURY FOX AMERICA, INC.

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	Executive Vice President and
Deputy General Counsel

Acknowledged and Agreed:

/s/ David F. DeVoe
David F. DeVoe